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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO.           )*
                                      -----------


                                Colmena Corp.
                                -------------
                              (Name of Issuer)


                                Common Stock
                                ------------
                       (Title of Class of Securities)


                                  195196100
                                  ---------
                               (CUSIP Number)

                                 May 1, 2002
                                 -----------
                        (Date of Event Which Requires
                          Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /  Rule 13d-1(b)

                  /X/  Rule 13d-1(c)

                  / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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----------------------                                  -----------------------
 CUSIP No.  195196100                13G                 Page  2  of  5  Pages
                                                              ---    ---
----------------------                                  -----------------------

-------------------------------------------------------------------------------
      1        Names of Reporting Persons/I.R.S. Identification Nos. of
               Above Persons (Entities Only)
               Deutsche Financial Services Corporation              41-0954316
-------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group*       (a) ( )
                                                                       (b) (X)
-------------------------------------------------------------------------------
      3        SEC Use Only

-------------------------------------------------------------------------------
      4        Citizenship or Place of Organization
               Nevada

-------------------------------------------------------------------------------
                       5      Sole Voting Power:                  2,500,000

      Number of       ---------------------------------------------------------
       Shares          6      Shared Voting Power:                0
    Beneficially
      Owned by        ---------------------------------------------------------
   Each Reporting      7      Sole Dispositive Power:             2,500,000
     Person With
                      ---------------------------------------------------------
                       8      Shared Dispositive Power:           0

-------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                  2,500,000
-------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain
               Shares*                                                     ( )
               (See Instructions)

-------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

                                  9.97%
-------------------------------------------------------------------------------
     12        Type of Reporting Person

                                  CO
-------------------------------------------------------------------------------


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ITEM 1.

         (a)      Colmena Corp.

         (b)      2500 N. Military Trail, Suite 225-C
                  Boca Raton, Florida 33431

ITEM 2.

         (a)      Deutsche Financial Services Corporation

         (b)      655 Maryville Centre Drive
                  St. Louis, Missouri 63141

         (c)      N/A

         (d)      Common stock, par value $0.01 per share

         (e)      195196100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

         (b)      / /  Bank as defined in section 3(a)(6) of the Exchange Act.

         (c) / / Insurance company as defined in section 3(a)(19) of the Exchange Act.

         (d) / / Investment company registered under Section 8 of the Investment Company Act.

         (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) / / A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.


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         (j)      / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box /X/

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:  2,500,000

         (b)      Percent of class: 9.97%

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:     2,500,000
                  (ii)  Shared power to vote or to direct the vote:           -
                  (iii) Sole power to dispose or to direct the
                        disposition of:                               2,500,000
                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                       -

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.          CERTIFICATIONS.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        9/6/02
                                        ---------------------------------------
                                                         Date

                                        DEUTSCHE FINANCIAL SERVICES
                                        CORPORATION


                                        By:     /s/ Richard C. Goldman
                                           ------------------------------------
                                        Name:   Richard C. Goldman
                                             ----------------------------------
                                        Title:  Executive Vice President
                                              ---------------------------------


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